UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

(Check One):

[ ]Form 10-K   [ ]Form 20-F   [ ]Form 11-K    [X] Form 10-Q     [ ]Form N-SAR

                   SEC FILE NUMBER:   333-46114

                 For Period Ended: March 31, 2003

     [  ]     Transition Report on Form 10-K
     [  ]     Transition Report on Form 20-F
     [  ]     Transition Report on Form 11-K
     [  ]     Transition Report on Form 10-Q
     [  ]     Transition Report on Form N-SAR
     For the Transition Period Ended: ___________________


                 PART I - REGISTRANT INFORMATION

Full Name of Registrant:                KUBLA KHAN, INC.
                                        --------------------------------------
Former Name if Applicable:              N/A
                                        --------------------------------------
Address of Principal Executive Office:  6990 South Park Centre Drive Suite 315
                                        --------------------------------------
City, State and Zip Code:               Salt Lake City UT 84121
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                PART II - RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ ]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X]     (b)  The subject of annual report, semi-annual report, transition report on Form 10-K; Form 20-F, 11-K, Form 1-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]     (c)  The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

                       PART III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 11-K 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

         The president/CFO's 90 year old mother was hospitalized for over 2 months and then passed away on 4/30/03 causing hardship to complete the filing on a timely basis.


                   PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       William Roberts                   801- 567-0111 ext 315
       ------------------------          ----------------------
       (Name)                            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

      [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      [ ] Yes  [X ] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      Kubla Khan, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                              REGISTRANT:

                              KUBLA KHAN, INC.


Date: May 13, 2003         /s/ William S. Roberts
                              --------------------------------------
                              William S. Roberts, President and CEO